Bank/Trust Company Participation Agreement

for Class F Shares

Ladies and Gentlemen:

We have entered into a principal underwriting agreement with each Fund in The American Funds Group (Funds) under which we are appointed exclusive agent for the sale of Class F-1 shares, Class F-2 shares and Class F-3 shares of the Funds (together Shares or Class F shares). You have represented that you maintain fee-based program(s) (Program) under which you and your clients (Clients) may purchase shares of participating open-end investment companies at net asset value and you charge those Clients an asset-based fee or other fees tied to the value of their holdings. You have indicated that you wish to act as agent for your customers in connection with the purchase and redemption of Shares of the Funds as are qualified for sale in your state for purchase by Clients through the Program(s), subject to the terms set forth below and in the Fund Prospectuses.

1. Authorization

a.	You may offer to non-retirement plan Clients that are participating in the Program, Shares of the Funds only at the regular public price currently determined by the respective Funds in the manner described in their offering Prospectuses. The offering Prospectuses and this Agreement set forth the terms applicable to sales of Shares of the Funds through you and all other representations or documents are subordinate. In placing orders for the purchase and sale of Shares of the Funds, you will be acting as agent for your customers. We shall execute transactions for each of your customers only upon your authorization. Class F shares are not available to retirement plan Clients, only Class R shares may be used and the terms of your American Funds Bank/Trust Company Selling Group Agreement will control that arrangement.

2. Compensation for Sales of Fund Shares

a. In consideration of your making Class F-1 shares of the Funds available through the Program, we will pay you compensation from the Funds’ 12b-1 Plans on a quarterly basis at the annual rate of 0.25% of the average daily net asset value of Class F-1 shares of Funds listed on Schedule A that are held in an account assigned to you. Such fee shall be paid within 30 days following the end of the quarter for which such fees are payable (currently the quarters are February, May, August and November). In order to receive a service fee for a particular quarter, the fee must amount to at least $10. The payment of this compensation is subject to the limitations contained in each Fund’s Plan of Distribution and may be varied or discontinued at any time. No compensation shall be paid under this Agreement on Class F-2 shares or Class F-3 shares of the Funds.

b.	If you offer American Funds U.S. Government Money Market Fund, you acknowledge and agree that we may discontinue making payments of 12b-1 fees in respect of American Funds U.S. Government Money Market Fund if the fund’s investment advisor determines, in its sole discretion, that the yield on the fund’s portfolio securities does not support such payments. We currently intend to make these payments under this Agreement.

c. You represent that you have received a legal opinion that your receipt of 12b-1 distribution fees will not violate any applicable federal or state laws or regulations.

3.      Compensation for Services

You may be eligible to receive compensation for providing certain services in respect of Shares of the Funds if you meet the requirements of and enter into a Bank Services Agreement with American Funds Service Company.

4. Order Processing

Any order by you for the purchase of Shares of the respective Funds through us shall be accepted at the time when it is received by us (or any clearinghouse agency that we may designate from time to time), and at the offering and sale price next determined, unless rejected by us or the respective Funds. In addition to the right to reject any order, the Funds have reserved the right to withhold Shares from sale temporarily or permanently. We will not accept any order from you that is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedure relating to the handling of orders shall be subject to the rules of the National Securities Clearing Corporation (NSCC) and any instructions that we shall forward from time to time to all members of the Selling Group. The Shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York or Los Angeles Clearing House funds subject to deduction of all compensation on such sale (reallowance of any compensation to which you are entitled on purchases at net asset value will be paid through our direct purchase compensation system). If payment for the Shares purchased is not received within the time limits set forth by the NSCC, the sale may be cancelled forthwith, by us or by the respective Funds, without any responsibility or liability on our part or on the part of the Funds, and we and/or the respective Funds may hold you responsible for any loss, expense, liability or damage, including loss of profit suffered by us and/or the respective Funds resulting from your delay or failure to make payment as aforesaid.

5. Timeliness of Submitting Orders

a.	You are obliged to date and indicate the time of receipt of all orders you receive from your customers and to transmit promptly all orders to us in time to provide for processing at the price next determined after receipt by you, in accordance with the Prospectuses. You are not to withhold placing with us orders received from any customers for the purchase of Shares. You shall not purchase Shares through us except for the purpose of covering purchase orders already received by you, or for your bona fide investment.

b.	You confirm that you have policies and procedures in place to ensure that only those orders received by you by 4:00 p.m. Eastern Time on any business day will be submitted to us to receive that business day’s price. Orders received by you after 4:00 p.m. Eastern Time must be executed at the price next determined after the order was received by you.

6. Processing Redemption Requests

You shall not purchase any share of any of the Funds from a record holder at a price lower than the net asset value next determined by or for the Funds’ Shares. You shall, however, be permitted to sell any Shares for the account of a shareholder of the Funds at the net asset value currently quoted by or for the Funds’ Shares, and may charge a fair service fee for handling the transaction provided you disclose the fee to the record owner.

7. Prospectuses and Marketing Materials

We shall furnish you without charge reasonable quantities of offering Prospectuses (including any supplements currently in effect) current shareholder reports of the Funds, and sales materials issued by us from time to time. In the purchase of Shares through us, you are entitled to rely only on the information contained in the offering Prospectus(es). You may not publish any advertisement or distribute sales literature or other written material to the public that makes reference to us or any of the Funds (except material that we furnished to you) without our prior written approval.

8. Effect of Prospectus

This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of Shares made in offering Prospectuses of the Funds, which shall control and override any provision to the contrary in this Agreement. Notwithstanding any contrary provision in this Agreement, you shall comply with the terms of the Prospectuses of the Funds.

9. Relationship of Parties

You shall make available Shares of the Funds only through us. In no transaction (whether of purchase or sale) shall you have any authority to act as agent for, partner of, or participant in a joint venture with us or with the Funds or any other entity having either a Bank Selling Group Agreement or other Agreement with us.

10. State Securities Qualification

We act solely as agent for the Funds and are not responsible for qualifying the Funds or their Shares for sale in any jurisdiction. Upon written request we will provide you with a list of the jurisdictions in which the Funds or their Shares are qualified for sale. We also are not responsible for the issuance, form, validity, enforceability or value of Fund Shares.

11. Representations

a.	You represent that you are (a) a properly registered or licensed broker or dealer under applicable federal and state securities laws and regulations, a member of the Financial Industry Regulatory Authority (FINRA), and your membership with FINRA is not currently suspended or terminated or (b) a "bank" as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (or other financial institution) and not otherwise required to register as a broker or dealer under such Act or any state laws. You agree to notify us immediately in writing if this representation ceases to be true. You also agree that, if you are a bank or other financial institution as set forth above, you will comply with the applicable rules of FINRA, that you will maintain adequate records with respect to your customers and their transactions, and that such transactions will be without recourse against you by your customers. We recognize that, in addition to applicable provisions of state and federal securities laws, you may be subject to the provisions of other laws governing, among other things, the conduct of activities by federal and state-

chartered and supervised financial institutions and their affiliated organizations. Because you will be the only entity having a direct relationship with the customer in connection with securities purchases hereunder, you will be responsible in that relationship for insuring compliance with all applicable federal and state laws and regulations relating to securities purchases hereunder.

b.	Each party to this Agreement represents that it will comply with all applicable laws, including applicable state privacy laws.

c. Each party agrees to notify the other party immediately in writing if the foregoing representations cease to be true to a material extent.

12. Confidentiality

Each party to this Agreement agrees to maintain all information received from the other party pursuant to this Agreement in confidence, and each party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted by applicable laws, rules and regulations. This provision shall survive the termination of this Agreement.

13. Termination

Either of us may cancel this Agreement at any time by written notice to the other.

14. Notices

All communications to us should be sent to the following address:

American Funds Distributors, Inc.

Attn: Contract Administration

3500 Wiseman Boulevard

San Antonio, TX 78251-4321

Telephone No.: 800/421-5475, ext 8

Facsimile No.: 210/474-4088

Any notice to you shall be duly given if mailed or sent by overnight courier to you at the address specified by you below.

15. Miscellaneous

We reserve the right not to pay any compensation more than six (6) months in arrears in respect of accounts and/or assets that were not timely identified as eligible for compensation pursuant to this Agreement.

* * * * *

Execute this Agreement in duplicate and return one of the duplicate originals to us for our file. This Agreement: (i) may be amended by notification from us and orders received following such notification shall be deemed to be an acceptance of any such amendment; (ii) may be electronically stored and the electronic copy shall constitute a true, complete, valid, authentic and enforceable record of the Agreement; and (iii) shall be construed in accordance with the laws of the State of California.

Very truly yours,

American Funds Distributors, Inc.

By ______________________________________

Matthew P. O’Connor

President

Accepted

__________________________________________

Firm

By_______________________________________

Officer or Partner

Address:

__________________________________________

__________________________________________

Date:

__________________________________________

Schedule A

July 29, 2016

(supersedes all previous versions of Schedule A)

AMCAP Fund	EuroPacific Growth Fund
American Balanced Fund	Fundamental Investors
American Funds Corporate Bond Fund	The Growth Fund of America
American Funds Developing World Growth and Income Fund	The Income Fund of America
American Funds Emerging Markets Bond Fund	Intermediate Bond Fund of America
American Funds Global Balanced Fund	International Growth and Income Fund
American Funds Inflation Linked Bond Fund	The Investment Company of America
American Funds Mortgage Fund	Limited Term Tax-Exempt Bond Fund of America
American Funds Portfolio Series	The New Economy Fund
American Funds Retirement Income Portfolio Series	New Perspective Fund
American Funds Short-Term Tax-Exempt Bond Fund	New World Fund
American Funds Strategic Bond Fund	Short-Term Bond Fund of America
American Funds Target Date Retirement Series	SMALLCAP World Fund
American Funds Tax-Exempt Fund of New York	The Tax-Exempt Bond Fund of America
American Funds U.S. Government Money Market Fund	The Tax-Exempt Fund of California
American High-Income Municipal Bond Fund	U.S. Government Securities Fund
American High-Income Trust	Washington Mutual Investors Fund
American Mutual Fund
The Bond Fund of America
Capital Income Builder
Capital World Bond Fund
Capital World Growth and Income Fund